StationDigital Announces Going Public Transaction with Alarming Devices, Inc.

LOS ANGELES – April 23, 2014 – LA-based Internet radio and digital media broadcasting platform StationDigital, Corporation. (OTCQB: ALDV) (the “Company”), today announced that it has gone public via a reverse merger with Alarming Devices, Inc.

“This move now enables StationDigital to fully capitalize on our fast growth as a multimedia Internet broadcasting platform,” said Tim Roberts, StationDigital CEO. “Our web product and mobile apps are skyrocketing up the charts for domestic and international downloads in both the free music category and overall on the heels of all the industry goliaths. We’re now well-positioned to harness that momentum to change the way people access and enjoy digital entertainment with a unique converged offering.”

StationDigital merged with and into Alarming Devices, Inc. as part of a reverse merger agreement for 60,000,000 shares of common stock, [and 988 shares of Series A Preferred Stock], after giving effect to a 17.6471-for-one forward split. The Company has approved the change of its name to StationDigital Corporation and a change of the Company’s domicile to Delaware. The Company will file for a name and symbol change as soon as possible to reflect these changes.

The SD app already ranks in the Top 5 free music apps on iTunes, among category leaders such as Pandora, SoundCloud, Spotify, Beats Music and this month moving ahead of Tunein and Clear Channel Broadcasting’s iHeartRadio. More than 4 million unique users of its streaming apps and web service have already earned more than $100,000.00 in rewards while enjoying more than 11.7 million songs and 2.1mm lyrics since the SD launch in September 2013. With its meteoric growth and now as a public company, StationDigital is ideally positioned to take a leadership role in the digital broadcasting sector with its game-changing converged platform that enables users to stream music, watch music videos, TV shows or movies on any device all from the same app.

An innovator in the Internet broadcasting space, StationDigital provides a highly curated playlisting and recommendations system, plus the unique SD Rewards program that allows listeners to “Sit Back, Relax and Earn Rewards.” With SD Rewards, users earn virtual currency by sharing content with friends via social media, listening to music through the app and logging on to Facebook Connect. Rewards earned can be redeemed in the SD store for more than 50 million digital and physical products, and the company plans to forge new partnerships with other virtual currency platforms that would allow users to swap SD currency for other currencies for use in other applications, like video games, for example.

For advertising partners, StationDigital’s global platform includes built-in GEO-IP tracking that allows advertisers to deliver highly targeted ads to a captive and highly engaged worldwide audience.

To find out more about StationDigital, please visit www.stationdigital.com

About StationDigital Corporation.

StationDigital is a multimedia digital broadcast company that offers free music, music videos, movies and TV with over 30 million songs and titles. StationDigital provides both genre-based and artist-based discovery stations to suit an endless variety of tastes, and a personal recommendation service for more than five million unique users – all available both online and through iOS and Android mobile apps. StationDigital users can customize their listening experience by selecting playlists and stations based on themes, interests and location, as well as favorite artists/title or genre and by providing feedback on what they like or dislike. StationDigital also offers the industry’s first rewards program, SD Rewards, in which users earn points for listening or watching, sharing and inviting friends on social media to enjoy StationDigital. SD Rewards points are redeemable in the StationDigital online store to purchase an assortment of physical merchandise and digital goods and additional discounts. StationDigital offers a wide array of services for artists, from white-labeled e-commerce solutions to publishing, merchandising, marketing, content acquisition, licensing and promotions. StationDigital is headquartered in Los Angeles. For more information, visit www.stationdigital.com or download the StationDigital app for Android or iOS mobile devices. Watch our corporate video here!

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the Company's current plans and expectations, as well as future results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in documents filed by the Company from time to time with the United States Securities and Exchange Commission and other regulatory authorities.

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